Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Maverick Minerals Corporation, a Nevada corporation, and that this agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 29, 2009.

/s/ Donna Rose
Donna Rose

SENERGY PARTNERS LLC
By:	/s/ Donna Rose
	Name:	Donna Rose
	Title:	Managing Member